Exhibit 23.3
Consent of Independent Auditor
The Board of Trustees
Pebblebrook Hotel Trust:
We consent to the incorporation by reference in this registration statement on Form S-3 of Pebblebrook Hotel Trust of our report dated December 15, 2010, relating to our audits of the financial statements of Regis Properties, L.L.C. as of and for the years ended December 31, 2009 and 2008, which is included in the Current Report on Form 8-K/A filed by Pebblebrook Hotel Trust on December 29, 2010.
We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/s/ McGladrey & Pullen, LLP
Chicago, Illinois
December 29, 2010